Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports First Quarter 2013 Results

For Immediate Release

Thursday, May 9, 2013

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the first quarter ended March 30, 2013.

First Quarter 2013 Highlights:

•	Overall Results Consistent with Expectations

◦	Business fundamentals demonstrate incremental improvement

◦	Raw material cost volatility and competitive pricing environment created expected headwind

◦	New growth initiatives support focus on global economic leadership and cost optimization

•	Revenue Up Sequentially on Strength of Europe and Asia

◦	Net sales for the first quarter of 2013 were $287.1 million compared with $295.2 million for the first quarter of 2012 and $273.7 million for the fourth quarter of 2012.

◦
Net sales in Europe grew 3.4% compared with the prior year as underlying demand stabilized in industrial markets along with increased demand for wipes. Net sales in Asia increased 4.2% compared with the prior year primarily driven by the healthcare market. Lower volumes and reduced selling prices in the Americas, particularly in Latin America, reduced segment net sales by 7.8%.

◦	Total sales volumes decreased 1.6% compared with the prior year and increased 1.2% over the fourth quarter of 2012 driven by demand in the industrial and wipes markets.

•	Profitability Reflects Raw Material Volatility in Americas and Benefit of Cost Improvement Initiatives

◦
Gross profit was $45.9 million during the first quarter of 2013 compared with $53.2 million in the prior year, primarily driven by lower net selling prices, higher cost of raw materials and lower volumes, partially offset by reduced labor costs reflecting the positive benefits of 2012 plant consolidation activity. Gross profit was $45.7 million in the fourth quarter of 2012.

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PGI Reports Full Year 2012 Results

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “Consistent with our outlook for the first half of the year, we are experiencing incremental gains in the fundamentals of our business. The raw material cost volatility and a competitive pricing environment provided headwinds, as expected. However, we are gaining momentum with our new investment underway in Asia, extension of our economic leadership in all markets and execution of global cost optimization, all of which are now supported by new growth initiatives in each segment."

FIRST QUARTER 2013 RESULTS

Net sales were $287.1 million for the first quarter of 2013 compared with $295.2 million for the first quarter of 2012. The decrease in net sales was primarily driven by lower net selling prices of $7.5 million in the Americas, reflecting raw material trends and a competitive pricing environment. These impacts were partially offset by higher net selling prices in Europe and Asia, which contributed $1.2 million as the result of passing through higher raw material costs and positive mix improvements. In addition, favorable foreign currency impacts resulted in higher translation of sales generated in foreign jurisdictions, particularly in Europe and Asia.

Volumes were lower in the Americas, particularly in Latin America, impacting sales by $5.4 million. However, the volume reduction was partially offset by increased sales of wipes and industrial products in the U.S. as demand increased with overall markets. In addition, incremental growth of $1.3 million in Asia was primarily driven by higher volumes sold in the hygiene markets as well as healthcare product sales from the new spunmelt line installed in 2011. Higher volumes in Europe of $1.1 million were due to the stabilization of underlying demand in our industrial markets as well as additional volume for consumer disposables, particularly wipes. Volume in our Oriented Polymers segment increased $1.0 million attributable to higher demand in the building products market.

Gross profit was $45.9 million for the first quarter of 2013 compared with $53.2 million for the first quarter of 2012. As a result, gross profit as a percentage of net sales for the first quarter of 2013 was 16.0% compared with 18.0% in the first quarter of 2012. The decrease in gross margin was primarily driven by lower net selling prices. In addition, our higher overall cost for the raw materials of resin and fibers, especially polypropylene resin, contributed to the decrease. Lower net spread (the difference between the change in raw material costs and selling prices) and the associated lag to adjust selling prices were driven by a reduction in selling prices and higher raw material costs during the quarter, which negatively impacted profitability. In addition, gross profit was impacted by higher manufacturing costs primarily associated with certain volume-related manufacturing inefficiencies. However, these amounts were partially offset by the positive benefits of our plant consolidation activity in the U.S. implemented during 2012.

Selling, general and administrative expenses were $34.3 million for the first quarter of 2013 compared with $34.1 million for the first quarter of 2012. The year-over-year increase was primarily driven by a $1.5 million increase in shipping and handling costs associated with higher amounts of shipping activity between regions as certain new products were ramping up. Other factors contributing to the increase included $0.5 million associated with our utilization of a third-party provider for information system support as well as $0.4 million associated with the reimbursement of out-of-pocket expenses in connection with our management services agreement with Blackstone. These amounts were partially offset by cost reduction initiatives implemented during 2012 which reduced employee-related expenses such as salaries, benefits, short-term incentive compensation, travel and severance. Combined, these reductions totaled $1.4 million. Other reductions included $0.6 million related to research and development, $0.2 million related to favorable changes in foreign currency rates and $0.1 million

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PGI Reports Full Year 2012 Results

related to professional fees. As a result, selling, general and administrative expenses as a percentage of net sales were 12.0% for the first quarter of 2013 compared with 11.6% for the first quarter of 2012.

Special charges were $1.8 million for the first quarter of 2013 and included $1.6 million related to restructuring and plant realignment costs in addition to other cost-reduction initiatives. Special charges were $2.4 million for the first quarter of 2012 and included $1.7 million related restructuring and plant realignment costs, $0.4 million of merger related expenses as well as other corporate expenses.

Operating income for the first quarter of 2013 was $9.4 million compared with $17.0 million in the first quarter of 2012 and $0.1 million in the fourth quarter of 2012. The overall decrease in operating income was primarily driven by lower net spreads. The Company reported a net loss of $6.2 million for the first quarter of 2013 compared with a net loss of $0.3 million for the first quarter of 2012 and a net loss of $15.0 million in the fourth quarter of 2012.

Adjusted EBITDA for the first quarter of 2013 was $29.0 million compared with $36.8 million for the first quarter of 2012 and $26.6 million for the fourth quarter of 2012. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of March 30, 2013 was $531.4 million compared with $501.8 million as of December 29, 2012. Capital expenditures for the first quarter of 2013 were $14.3 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $43.6 million as of March 30, 2013, or 3.8% of net sales, compared with $29.6 million as of December 29, 2012, or 2.7% of net sales.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreement governing our ABL facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial

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PGI Reports Full Year 2012 Results

product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Monday, May 13, 2013. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 825-3209 or (617) 213-8061 and entering the passcode, 66703285. A replay of the conference call will be available until May 20, 2013, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 72149441. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended March 30, 2013	Three Months Ended December 29, 2012	Three Months Ended March 31, 2012

Net sales	$287,082	$273,651	$295,171
Cost of goods sold	(241,216)	(227,985)	(241,984)
Gross profit	45,866	45,666	53,187
Selling, general and administrative expenses	(34,342)	(38,422)	(34,131)
Special charges, net	(1,804)	(6,688)	(2,419)
Other operating, net	(340)	(467)	361
Operating income (loss)	9,380	89	16,998
Other income (expense):
Interest expense	(12,084)	(12,340)	(12,848)
Foreign currency and other, net	(1,420)	(1,039)	62
Income (loss) before income taxes	(4,124)	(13,290)	4,212
Income tax (provision) benefit	(2,103)	(1,743)	(4,477)
Net income (loss)	$(6,227)	$(15,033)	$(265)

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	March 30,	December 29,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$74,627	$97,879
Accounts receivable, net	139,848	131,569
Inventories, net	96,892	94,964
Other current assets	43,884	37,246
Total current assets	355,251	361,658

Property, plant and equipment, net	477,958	479,169
Goodwill and intangible assets, net	154,349	156,271
Other noncurrent assets	26,077	24,971
Total assets	$1,013,635	$1,022,069

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$193,176	$196,905
Current portion of long-term debt and short-term borrowings	22,874	20,290
Other current liabilities	4,195	4,320
Total current liabilities	220,245	221,515

Long-term debt	583,199	579,399
Other noncurrent liabilities	80,656	81,953
Total liabilities	884,100	882,867

Total equity	129,535	139,202
Total liabilities and equity	$1,013,635	$1,022,069

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PGI Reports Full Year 2012 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended March 30, 2013	Three Months Ended December 29, 2012	Three Months Ended March 31, 2012
Selected Financial Data
Depreciation and amortization	$15,545	$16,631	$15,167
Amortization of loan acquisition costs	607	609	685
Capital expenditures	14,317	11,479	13,312
U.S. manufacturing line operating lease expense	2,067	2,067	2,067
Non-cash compensation	236	222	204

Special charges, net
Restructuring and plant realignment costs	$1,646	$6,066	$1,747
Blackstone acquisition costs	—	—	361
Colombia flood	—	—	57
Other	158	622	254
Total	$1,804	$6,688	$2,419

Adjusted EBITDA	Three Months Ended March 30, 2013	Three Months Ended December 29, 2012	Three Months Ended March 31, 2012
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss)	$(6,227)	$(15,033)	$(265)
Interest expense	12,084	12,340	12,848
Income and franchise tax	2,121	1,875	4,494
Depreciation and amortization	15,545	16,631	15,167
Purchase accounting adjustments	—	230	262
Non-cash compensation	236	221	204
Special charges, net	1,804	6,688	2,419
Foreign currency and other, net	1,840	1,639	(422)
Severance and relocation expenses	245	280	767
Unusual or non-recurring charges, net	100	469	106
Business optimization expenses	50	137	420
Management, monitoring and advisory fees	1,155	1,111	750
Adjusted EBITDA	$28,953	$26,588	$36,750

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